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                                                                   Exhibit 23.2
                   CONSENT OF INDEPENDENT AUDITORS, KPMG LLP

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (No. 333-71955) on Form S-1 and related Prospectus of Pervasive Software Inc. and the inclusion therein of our report dated September 24, 1998, except for note 15, which is as of October 1, 1998, with respect to the consolidated balance sheets of EveryWare Development Inc. as of June 30, 1998, June 30, 1997 and December 31, 1996 and the related consolidated statements of loss and deficit and changes in financial position for the year ended June 30, 1998, the six months ended June 30, 1997 and the year ended December 31, 1996. Our report dated September 24, 1998 notes that, under U.S. reporting standards, our report would contain an additional explanatory paragraph that states that EveryWare's recurring losses from operations raise substantial doubt about EveryWare's ability to continue as a going concern. The consolidated financial statements of EveryWare do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Hamilton, Canada

March 16, 1999